                                                                    EXHIBIT 10.7

                    DSW Inc. SUMMARY OF DIRECTOR COMPENSATION

1. Pursuant to the terms of the DSW Inc. 2005 Equity Incentive Plan (the "Equity Incentive Plan"), each of Messrs. Miller, Robbins, Sonnenberg and Tanenbaum and Ms. Friedlander receives:

      o an annual cash retainer of $50,000, payable in quarterly installments of $12,500 beginning on the last day of each fiscal quarter; and

      o on the date of each annual meeting of the shareholders for the purpose of electing directors, an automatic grant of a number of Stock Units to each director serving after such annual meeting determined by dividing $50,000 by the "Fair Market Value" of a share of "Stock" on the "Grant Date" pursuant to Section 7.01[3] of the Equity Incentive Plan;

2. Mr. Tanenbaum receives an additional annual cash retainer of $5,000, payable in quarterly installments of $1,250 on the last business day of each fiscal quarter, for service as the Chair of the Nominating and Corporate Governance Committee;

3. Mr. Miller receives an additional annual cash retainer of $7,500, payable in quarterly installments of $1,850 on the last business day of each fiscal quarter, for service as the Chair of the Compensation Committee; and

4. Mr. Robbins receives an additional annual cash retainer of $10,000, payable in quarterly installments of $2,500 on the last business day of each fiscal quarter, for service as the Chair of the Audit Committee.